DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2022

- Signs Definitive Agreement to Acquire Keke's Breakfast Cafe -

SPARTANBURG, S.C., May 3, 2022 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its first quarter ended March 30, 2022 and announced that it has signed a definitive agreement to acquire Keke's Breakfast Cafe.

John Miller, Chief Executive Officer, stated, "I am encouraged by our domestic system-wide same-store sales** performance and our ability to generate Adjusted EBITDA* near the mid-point of our guided range, as we effectively navigated the impact of the Omicron spike in January and the impact of global events in March. As consumer sentiment began to improve in April, we were pleased to experience a corresponding sequential improvement in sales trends."

Miller continued, "Today we announced the anticipated acquisition of Keke's Breakfast Cafe, which we believe can drive incremental growth that complements the Denny's brand. Keke’s is a high-growth brand that aligns well with our core competency while providing us with an opportunity to participate in the fast-growing A.M. eatery segment. We intend to utilize the proven capabilities of our franchise-focused business model to develop Keke’s across multiple states with the long-term target of becoming the A.M. eatery franchisor of choice."

First Quarter 2022 Highlights

•Total operating revenue increased 28.0% to $103.1 million, primarily due to the COVID-19 recovery as compared to the prior year quarter.
•Domestic system-wide same-store sales** grew 23.3% compared to the equivalent fiscal period in 2021, including a 22.8% increase at domestic franchised restaurants and a 30.6% increase at company restaurants.
•Opened five franchised restaurants, including one international location and two REEF ghost-kitchen locations.
•Completed nine remodels, including six franchised restaurants.
•Operating income was $13.3 million compared to $5.5 million in the prior year quarter.
•Franchise Operating Margin* was $28.5 million, or 48.1% of franchise and license revenue, and Company Restaurant Operating Margin* was $5.4 million, or 12.2% of company restaurant sales.
•Net income was $21.9 million, or $0.34 per diluted share.
•Adjusted Net Income* and Adjusted Net Income Per Share* were $7.0 million and $0.11, respectively.
•Adjusted EBITDA* was $17.7 million compared to $11.8 million in the prior year quarter.
•Cash used in operating, investing, and financing activities was $7.1 million, $3.8 million, and $13.7 million, respectively.
•Adjusted Free Cash Flow* was $10.7 million compared to $5.2 million in the prior year quarter.

First Quarter Results

Denny’s total operating revenue increased 28.0% to $103.1 million compared to $80.6 million in the prior year quarter. Franchise and license revenue was $59.1 million compared to $47.0 million in the prior year quarter. Company restaurant sales were $44.0 million compared to $33.6 million in the prior year quarter. These increases were primarily due to the easing of dine-in restrictions as compared to the prior year quarter.

Franchise Operating Margin* was $28.5 million, or 48.1% of franchise and license revenue, compared to $23.2 million, or 49.5%, in the prior year quarter. This margin increase was primarily due to the improvement in sales performance at franchised restaurants.

Company Restaurant Operating Margin* was $5.4 million, or 12.2% of company restaurant sales, compared to $3.4 million, or 10.1%, in the prior year quarter. This margin increase was primarily due to the improvement in sales performance at company restaurants.

Total general and administrative expenses were $17.0 million, compared to $16.9 million in the prior year quarter. A benefit from deferred compensation valuation adjustments was offset by increases in share-based compensation expense and corporate administrative expenses.

The provision for income taxes was $8.1 million, reflecting an effective tax rate of 27.1%. Approximately $0.4 million in cash taxes were paid during the quarter.

Net income was $21.9 million, or $0.34 per diluted share, compared to $23.2 million, or $0.35 per diluted share, in the prior year quarter. Adjusted Net Income* per share was $0.11 compared to $0.01 in the prior year quarter.

Denny’s ended the quarter with $183.8 million of total debt outstanding, including $171.5 million of borrowings under its credit facility.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $10.7 million of Adjusted Free Cash Flow* in the quarter after investing $2.8 million in cash capital expenditures, including the remodel of three company restaurants and facilities maintenance.

During the quarter, the Company allocated $11.9 million to share repurchases resulting in approximately $206 million remaining under its existing repurchase authorization.

Acquisition of Keke's Breakfast Cafe

The Company signed a definitive agreement to acquire Keke's Breakfast Cafe for $82.5 million. Keke's Breakfast Cafe is based in Florida and opened its first restaurant in 2006. The A.M. eatery concept offers handmade breakfast and lunch entrees with fresh fruits and vegetables that are delivered daily. The transaction is expected to close late in the fiscal second quarter of 2022. Details of the purchase include:

•100% asset purchase utilizing cash and the Company's revolving credit facility
•Purchase price represents an EBITDA multiple of approximately 12x
•52 restaurants, including 44 franchised locations and 8 company locations
•System average unit volumes of approximately $1.9 million
•Keke's Breakfast Cafe will operate independently from Denny's with its own leadership, strategies, products, marketing, operations, and development initiatives

Business Outlook

The following expectations for the fiscal second quarter of 2022 ending June 29, 2022 reflect management's expectations that the current economic environment will not change materially. Additionally, the following estimates do not include any material impact from the Keke's transaction which is expected to close late in the second quarter.

•Domestic system-wide same-store sales** increasing between 3% and 5%.
•Total general and administrative expenses between $18.5 million and $19.5 million, including approximately $4 million related to share-based compensation expense.
•Adjusted EBITDA* between $17 million and $19 million, including approximately $4 million related to cash payments for share-based compensation.

*    Please refer to the Reconciliation of Net Income and Net Cash Provided by (Used In) Operating Activities to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the first quarter ended March 30, 2022 on its quarterly investor conference call today, Tuesday, May 3, 2022 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of March 30, 2022, Denny’s had 1,634 franchised, licensed, and company restaurants around the world including 153 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, El Salvador, Indonesia, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

Cautionary Language Regarding Forward-Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect management's best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, "will", and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the evolving COVID-19 pandemic and related containment measures, including the potential for further operational disruption from government mandates affecting restaurants; economic, public health and political conditions that impact consumer confidence and spending, including COVID-19; commodity and labor inflation; the ability to effectively staff restaurants; the Company's ability to maintain adequate levels of liquidity for its cash needs, including debt obligations, payment of dividends, planned share repurchases and capital expenditures as well as the ability of its customers, suppliers, franchisees and lenders to access sources of liquidity to provide for their own cash needs; competitive pressures from within the restaurant industry; the Company's ability to successfully complete the acquisition and subsequent integration of Keke's Breakfast Cafe; the level of success of the Company’s operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment and geopolitical events (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 29, 2021 (and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

($ in thousands)	3/30/22	12/29/21
Assets
Current assets
Cash and cash equivalents	$6,091	$30,624
Investments	3,687	2,551
Receivables, net	23,161	19,621
Inventories	9,829	5,060
Assets held for sale	1,322	—
Prepaid and other current assets	7,941	11,393
Total current assets	52,031	69,249
Property, net	89,878	91,176
Financing lease right-of-use assets, net	7,399	7,709
Operating lease right-of-use assets, net	125,012	128,727
Goodwill	36,884	36,884
Intangible assets, net	49,892	50,226
Deferred financing costs, net	2,813	2,971
Deferred income taxes, net	5,139	11,502
Other noncurrent assets	32,346	37,083
Total assets	$401,394	$435,527

Liabilities
Current liabilities
Current finance lease liabilities	$1,962	$1,952
Current operating lease liabilities	15,406	15,829
Accounts payable	12,998	15,595
Other current liabilities	48,524	64,146
Total current liabilities	78,890	97,522
Long-term liabilities
Long-term debt	171,500	170,000
Noncurrent finance lease liabilities	10,374	10,744
Noncurrent operating lease liabilities	122,470	126,296
Liability for insurance claims, less current portion	7,860	8,438
Other noncurrent liabilities	58,055	87,792
Total long-term liabilities	370,259	403,270
Total liabilities	449,149	500,792

Shareholders' deficit
Common stock	645	642
Paid-in capital	137,332	135,596
Deficit	(94,586)	(116,441)
Accumulated other comprehensive loss, net	(48,689)	(54,470)
Treasury stock	(42,457)	(30,592)
Total shareholders' deficit	(47,755)	(65,265)
Total liabilities and shareholders' deficit	$401,394	$435,527

Debt Balances
Credit facility revolver due 2026	$171,500	$170,000
Finance lease liabilities	12,336	12,696
Total debt	$183,836	$182,696

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
($ in thousands, except per share amounts)	3/30/22	3/31/21
Revenue:
Company restaurant sales	$43,976	$33,569
Franchise and license revenue	59,131	47,007
Total operating revenue	103,107	80,576
Costs of company restaurant sales, excluding depreciation and amortization	38,625	30,164
Costs of franchise and license revenue, excluding depreciation and amortization	30,669	23,758
General and administrative expenses	16,958	16,947
Depreciation and amortization	3,548	3,661
Operating (gains), losses and other charges, net	—	532
Total operating costs and expenses, net	89,800	75,062
Operating income	13,307	5,514
Interest expense, net	2,960	4,277
Other nonoperating income, net	(19,615)	(30,048)
Income before income taxes	29,962	31,285
Provision for income taxes	8,107	8,104
Net income	$21,855	$23,181

Net income per share - basic	$0.35	$0.36
Net income per share - diluted	$0.34	$0.35

Basic weighted average shares outstanding	63,343	65,251
Diluted weighted average shares outstanding	63,580	65,749

Comprehensive income	$27,636	$26,256

General and Administrative Expenses
Corporate administrative expenses	$11,383	$10,872
Share-based compensation	4,015	3,472
Incentive compensation	2,119	2,086
Deferred compensation valuation adjustments	(559)	517
Total general and administrative expenses	$16,958	$16,947

DENNY’S CORPORATION
Reconciliation of Net Income and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to U.S. generally accepted accounting principles (GAAP) measures, certain non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance and liquidity on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including incentive compensation for certain employees. Adjusted EBITDA is also used in the calculation of financial covenant ratios in accordance with the Company’s credit facility. Adjusted Free Cash Flow is also used as a non-GAAP liquidity measure by Management to assess the Company’s ability to generate cash and plan for future operating and capital actions. Management believes that the presentation of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income Per Share and Adjusted Free Cash Flow provide useful information to investors and analysts about the Company’s operating results, financial condition or cash flows. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income, net income per share, net cash provided by (used in) operating activities, or other financial performance and liquidity measures prepared in accordance with GAAP.

	Quarter Ended
($ in thousands)	3/30/22	3/31/21
Net income	$21,855	$23,181
Provision for income taxes	8,107	8,104
Operating (gains), losses and other charges, net	—	532
Other nonoperating income, net	(19,615)	(30,048)
Share-based compensation expense	4,015	3,472
Deferred compensation plan valuation adjustments	(559)	517
Interest expense, net	2,960	4,277
Depreciation and amortization	3,548	3,661
Cash payments for restructuring charges and exit costs	(173)	(405)
Cash payments for share-based compensation	(2,454)	(1,496)
Adjusted EBITDA	$17,684	$11,795

DENNY’S CORPORATION
Reconciliation of Net Income and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures Continued
(Unaudited)
	Quarter Ended
($ in thousands)	3/30/22	3/31/21
Net cash provided by (used in) operating activities	$(7,064)	$10,235
Capital expenditures	(2,778)	(1,583)
Cash payments for restructuring charges and exit costs	(173)	(405)
Cash payments for share-based compensation	(2,454)	(1,496)
Deferred compensation plan valuation adjustments	(559)	517
Other nonoperating income, net	(19,615)	(30,048)
Losses on investments	(65)	(8)
Losses on early termination of debt and leases	(24)	(34)
Amortization of deferred financing costs	(158)	(344)
Gains and amortization on interest rate swap derivatives, net	20,253	29,733
Interest expense, net	2,960	4,277
Cash interest expense, net (1)	(3,726)	(4,586)
Deferred income tax expense	(4,436)	(4,099)
Provision for income taxes	8,107	8,104
Income taxes paid, net	(449)	(421)
Changes in operating assets and liabilities
Receivables	3,567	(353)
Inventories	4,768	(13)
Other current assets	(3,451)	(5,294)
Other noncurrent assets	(4,085)	201
Operating lease assets and liabilities	244	604
Accounts payable	2,405	(1,820)
Accrued payroll	7,475	1,704
Accrued taxes	1	380
Other accrued liabilities	7,488	(1,195)
Other noncurrent liabilities	2,500	1,149
Adjusted Free Cash Flow	$10,731	$5,205

(1)	Includes cash interest expense, net and cash payments of approximately $0.9 million for dedesignated interest rate swap derivatives for the quarter ended March 30, 2022 and approximately $0.8 million for the quarter ended March 31, 2021.

DENNY’S CORPORATION
Reconciliation of Net Income and Net Cash Provided by (Used in) Operating Activities to Non-GAAP Financial Measures Continued
(Unaudited)
	Quarter Ended
($ in thousands, except per share amounts)	3/30/22	3/31/21
Adjusted EBITDA	$17,684	$11,795
Cash interest expense, net (1)	(3,726)	(4,586)
Cash paid for income taxes, net	(449)	(421)
Cash paid for capital expenditures	(2,778)	(1,583)
Adjusted Free Cash Flow	$10,731	$5,205

Net income	$21,855	$23,181
Gains and amortization on interest rate swap derivatives, net	(20,253)	(29,733)
Gains on sales of assets and other, net	(146)	(942)
Tax effect (2)	5,528	7,945
Adjusted Net Income	$6,984	$451

Diluted weighted average shares outstanding	63,580	65,749

Net Income Per Share - Diluted	$0.34	$0.35
Adjustments Per Share	$(0.23)	$(0.34)
Adjusted Net Income Per Share	$0.11	$0.01

(1)	Includes cash interest expense, net and cash payments of approximately $0.9 million for dedesignated interest rate swap derivatives for the quarter ended March 30, 2022 and approximately $0.8 million for the quarter ended March 31, 2021.
(2)	Tax adjustments for the quarter ended March 30, 2022 reflect an effective tax rate of 27.1%. Tax adjustments for the quarter ended March 31, 2021 reflect an effective tax rate of 25.9%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Restaurant-level Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

The Company defines Restaurant-level Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. Restaurant-level Operating Margin is presented as a percent of total operating revenue. The Company excludes general and administrative expenses, which include primarily non-restaurant-level costs associated with support of company and franchised restaurants and other activities at their corporate office. The Company excludes depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. The Company excludes special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of its ongoing operating performance and a more relevant comparison to prior period results.

Restaurant-level Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. The Company defines Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and presents it as a percent of company restaurant sales. The Company defines Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees, advertising revenue and occupancy revenue) less costs of franchise and license revenue and presents it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and operating (gains), losses and other charges, net. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Restaurant-level Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded items, and are not indicative of the overall results for the Company.

	Quarter Ended
($ in thousands)	3/30/22	3/31/21
Operating income	$13,307	$5,514
General and administrative expenses	16,958	16,947
Depreciation and amortization	3,548	3,661
Operating (gains), losses and other charges, net	—	532
Restaurant-level Operating Margin	$33,813	$26,654

Restaurant-level Operating Margin consists of:
Company Restaurant Operating Margin (1)	$5,351	$3,405
Franchise Operating Margin (2)	28,462	23,249
Restaurant-level Operating Margin	$33,813	$26,654

(1)	Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of franchise and license revenue; less franchise and license revenue.
(2)	Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges, net; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
($ in thousands)	3/30/22		3/31/21
Company restaurant operations: (1)
Company restaurant sales	$43,976	100.0%	$33,569	100.0%
Costs of company restaurant sales:
Product costs	11,244	25.6%	8,272	24.6%
Payroll and benefits	17,086	38.9%	12,965	38.6%
Occupancy	3,240	7.4%	2,850	8.5%
Other operating costs:
Utilities	1,577	3.6%	1,225	3.6%
Repairs and maintenance	825	1.9%	533	1.6%
Marketing	1,207	2.7%	967	2.9%
Other direct costs	3,446	7.8%	3,352	10.0%
Total costs of company restaurant sales	$38,625	87.8%	$30,164	89.9%
Company restaurant operating margin (non-GAAP) (2)	$5,351	12.2%	$3,405	10.1%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$26,525	44.9%	$20,844	44.4%
Advertising revenue	18,206	30.8%	14,111	30.0%
Initial and other fees	4,507	7.6%	1,838	3.9%
Occupancy revenue	9,893	16.7%	10,214	21.7%
Total franchise and license revenue	$59,131	100.0%	$47,007	100.0%

Costs of franchise and license revenue:
Advertising costs	$18,206	30.8%	$14,111	30.0%
Occupancy costs	6,377	10.8%	6,539	13.9%
Other direct costs	6,086	10.3%	3,108	6.6%
Total costs of franchise and license revenue	$30,669	51.9%	$23,758	50.5%
Franchise operating margin (non-GAAP) (2)	$28,462	48.1%	$23,249	49.5%

Total operating revenue (4)	$103,107	100.0%	$80,576	100.0%
Total costs of operating revenue (4)	69,294	67.2%	53,922	66.9%
Restaurant-level operating margin (non-GAAP) (4)(2)	$33,813	32.8%	$26,654	33.1%

Other operating expenses: (4)(2)
General and administrative expenses	$16,958	16.4%	$16,947	21.0%
Depreciation and amortization	3,548	3.4%	3,661	4.5%
Operating (gains), losses and other charges, net	—	—%	532	0.7%
Total other operating expenses	$20,506	19.9%	$21,140	26.2%

Operating income (4)	$13,307	12.9%	$5,514	6.8%

(1)		As a percentage of company restaurant sales.
(2)		Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margin should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.
(3)		As a percentage of franchise and license revenue.
(4)		As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1) vs. Prior Year	Quarter Ended
(Increase (decrease))	3/30/22	3/31/21
Company Restaurants	30.6%	(9.4)%
Domestic Franchised Restaurants	22.8%	(9.7)%
Domestic System-wide Restaurants	23.3%	(9.7)%

Average Unit Sales	Quarter Ended
($ in thousands)	3/30/22	3/31/21
Company Restaurants	$682	$523
Franchised Restaurants	$404	$326

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 29, 2021	65	1,575	1,640
Units Opened	—	5	5
Units Closed	—	(11)	(11)
Net Change	—	(6)	(6)
Ending Units March 30, 2022	65	1,569	1,634

Equivalent Units
Year-to-Date 2022	64	1,572	1,636
Year-to-Date 2021	64	1,583	1,647
Net Change	—	(11)	(11)

(1)	Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open during the comparable periods noted. Total operating revenue is limited to company restaurant sales and royalties, advertising revenue, fees and occupancy revenue from non-consolidated franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, the Company's results as reported under GAAP.